Exhibit 10.1

INTERNATIONAL STEM CELL CORPORATION

PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, on this 1st day of September, 2017 (the “Issuance Date”), International Stem Cell Corporation, a Delaware corporation, with offices located at 5950 Priestly Drive, Carlsbad, CA 92008 (the “Borrower”), hereby unconditionally promises to pay to the order of Andrey Semechkin or his assigns (the “Noteholder”), the principal amount of two million and seven hundred thousand dollars ($2,700,000) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note”).

1.Prior Loan. On May 30, 2017 the Noteholder was issued a Promissory Note in the principal amount of $2,000,000 (the “Original Note”). On September 1, 2017, the Noteholder provided an additional $700,000 of funds to the Borrower and surrendered the Original Note, in return for which the Noteholder was issued this Note, reflecting the revised terms of the Loan.

2.1Final Payment Date; Optional Prepayments.

2.1Final Payment Date. The aggregate unpaid principal amount of the Loan and all accrued and unpaid interest shall be due and payable December 15, 2017 (the “Maturity Date”).

2.2Optional Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

3.Interest.

3.1Interest Rate. The outstanding principal amount of the Loan made hereunder shall bear interest at the annual rate of three and a half percent (3.5%) from the date the Loan was made until the Loan is paid in full, whether at maturity, by prepayment or otherwise.

3.2Interest Payment Dates. Interest shall be payable on maturity, or earlier with respect to any prepayment.

3.3Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made, and shall not accrue on the Loan (or any portion thereof) for the day on which it is paid.

3.4Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law, and that portion of any sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable law shall be deemed a voluntary prepayment of principal.

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Exhibit 10.1

4.Payment Mechanics. All payments of principal and interest shall be made in lawful money of the United States of America by check or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

5.Governing Law. This Note and any claim, controversy, dispute or cause of action based upon, arising out of or relating to this Note, and the transactions contemplated hereby, shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the Issuance Date written above.

BORROWER	NOTEHOLDER
International Stem Cell Corporation	Andrey Semechkin
/s/ Sophia D Garnette	/s/ Andrey Semechkin
Signature	Signature
Sophia D. Garnette VP Legal Affairs & Operations

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